Exhibit 99.1

Flexsteel Announces First Quarter Fiscal 2009 Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--October 20, 2008--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its first fiscal quarter ended September 30, 2008.

The Company reported net sales for the quarter ended September 30, 2008 of $91.4 million compared to the prior year quarter of $100.9 million, a decrease of 9.4%. The Company reported a net loss for the current quarter of $0.7 million or $0.11 per share compared to net income of $1.2 million or $0.18 per share in the prior year quarter. During the current quarter the Company recorded pre-tax charges of approximately $1.4 million, or $0.13 per share after tax related to facility consolidation. Excluding these charges, net income1 for the current quarter was $0.1 million or $0.02 per share.

For the quarter ended September 30, 2008, residential net sales were $62.0 million, slightly less than prior year quarter net sales of $62.7 million. Recreational vehicle net sales were $5.9 million, a decrease of 62.1% from the prior year quarter net sales of $15.7 million. Commercial net sales were $23.5 million compared to $22.5 million in the prior year quarter, an increase of 4.3%.

Gross margin for the quarter ended September 30, 2008 was 18.7% compared to 19.6% in the prior year quarter. The decrease in gross margin percentage is primarily due to under-absorption of fixed manufacturing costs on significantly lower sales volume and higher material costs.

Selling, general and administrative expenses for the quarter ended September 30, 2008 were 18.3% compared to 17.4% in the prior year quarter. This percentage increase is due to under-absorption of fixed costs on the lower sales volume and an increase in bad debt expense of approximately $0.2 million.

Working capital (current assets less current liabilities) at September 30, 2008 was $94.5 million. Net cash provided by operating activities was $2.2 million during the first quarter ended September 30, 2008 due to lower accounts receivable and inventory. Net cash used in operating activities was $0.9 million at September 30, 2007.

Capital expenditures were $0.2 million for the quarter ended September 30, 2008. Depreciation and amortization expense was $1.1 million and $ 1.2 million for the fiscal quarters ended September 30, 2008 and 2007, respectively. The Company expects that capital expenditures will be approximately $2.5 million for the remainder of the 2009 fiscal year.

All earnings per share amounts are on a diluted basis.

1 Adjusted numbers are non-GAAP financial measures. Further explanations of these non-GAAP measures and reconciliation to the comparable GAAP measures are included in the attached supplemental schedule.

Outlook

The impact of the slowdown of the U. S. economy, where most of our products are sold, has magnified as the news media reports job losses or layoffs related to cutbacks and closings over a broad spectrum of industries, including the furniture industry. With instability in the financial markets despite government relief efforts, rising prices throughout our supply chain and a changing political landscape, prospects for a recovery appear to be moving further into the future.

In response to these conditions, we continue to adjust our operations and workforce to bring production capacity in line with current and expected demand for our products. Our workforce has been reduced approximately 15% over the past year through layoffs and attrition. As announced in September, we have proceeded with the closing of two long-established manufacturing operations. Our Lancaster, PA facility has produced and distributed high quality residential furniture for over fifty years. As demand tightens and foreign sourced products continue to gain acceptance as providing better value at the retail level, we no longer require this manufacturing capacity for residential products. Our New Paris, IN facility has been an integral part of our success in supplying quality recreational vehicle seating for over twenty-five years. With the recreational vehicle seating industry experiencing such a drastic decline in demand, as reflected by our 62% decrease in recreational vehicle seating net sales from the prior year period, we can no longer support our current capacity. While these are difficult decisions to make, we expect annual pre-tax cost savings of $3.5 million to $4.0 million going forward, and will continue to pursue cost savings in all aspects of our operations.

While we expect that current business conditions will persist for most, if not all, of fiscal year 2009, we remain optimistic that our strategy of a wide range of quality product offerings and price points to the residential, recreational vehicle and commercial markets combined with our conservative approach to business will be rewarded over the longer-term.

Analysts Conference Call

We will host a conference call for analysts on October 21, 2008, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 65674887. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 65674887.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	June 30,
	2008	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,308,967	$2,841,323
Investments	915,522	1,160,066
Trade receivables, net	41,047,495	43,783,224
Inventories	83,934,451	85,791,400
Other	7,211,215	7,063,634
Total current assets	134,417,650	140,639,647

NONCURRENT ASSETS:
Property, plant, and equipment, net	25,173,412	26,372,392
Other assets	12,163,909	12,894,179

TOTAL	$171,754,971	$179,906,218

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$12,041,229	$14,580,275
Notes payable and current maturities of long-term debt	7,815,996	5,142,945
Accrued liabilities	20,053,287	19,996,315
Total current liabilities	39,910,512	39,719,535

LONG-TERM LIABILITIES:
Long-term debt	14,675,016	20,810,597
Other long-term liabilities	6,403,324	6,623,699
Total liabilities	60,988,852	67,153,831

SHAREHOLDERS’ EQUITY	110,766,119	112,752,387

TOTAL	$171,754,971	$179,906,218

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	September 30,
	2008	2007
NET SALES	$91,416,883	$100,900,363
COST OF GOODS SOLD	(74,280,397)	(81,136,820)
GROSS MARGIN	17,136,486	19,763,543
SELLING, GENERAL AND ADMINISTRATIVE	(16,770,037)	(17,563,085)
FACILITY CONSOLIDATION COSTS	(1,348,099)	--
OPERATING (LOSS) INCOME	(981,650)	2,200,458
OTHER INCOME (EXPENSE):
Interest and other income	109,057	99,582
Interest expense	(286,661)	(427,390)
Total	(177,604)	(327,808)
(LOSS) INCOME BEFORE INCOME TAXES	(1,159,254)	1,872,650
INCOME TAX BENEFIT (PROVISION)	410,000	(690,000)
NET (LOSS) INCOME	$(749,254)	$1,182,650
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,575,633	6,571,171
Diluted	6,575,633	6,604,220
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$(0.11)	$0.18
Diluted	$(0.11)	$0.18

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	September 30,
	2008	2007
OPERATING ACTIVITIES:
Net (loss) income	$(749,254)	$1,182,650
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,055,743	1,233,551
Gain on disposition of capital assets	(142,742)	(26,497)
Changes in operating assets and liabilities	2,068,512	(3,307,269)
Net cash provided by (used in) operating activities	2,232,259	(917,565)

INVESTING ACTIVITIES:
Net sales of investments	262,386	314,086
Proceeds from sale of capital assets	440,619	39,097
Capital expenditures	(150,259)	(410,304)
Net cash provided by (used in) investing activities	552,746	(57,121)

FINANCING ACTIVITIES:
Net (repayments of) proceeds from borrowings	(3,462,529)	2,241,906
Dividends paid	(854,832)	(854,161)
Proceeds from issuance of common stock	-	10,208
Net cash provided by (used in) financing activities	(4,317,361)	1,397,953

(Decrease) increase in cash and cash equivalents	(1,532,356)	423,267
Cash and cash equivalents at beginning of period	2,841,323	900,326
Cash and cash equivalents at end of period	$1,308,967	$1,323,593

SUPPLEMENTAL INFORMATION

NON-GAAP DISCLOSURE (UNAUDITED)

Investors should consider the foregoing non-GAAP net income financial measure in addition to, and not as a substitute for, the GAAP net loss financial measure. See the following table for a reconciliation of the non-GAAP net income financial measure to the GAAP net loss financial measure.

	Three Months Ended
	September 30, 2008
	$ in millions	$ per share
GAAP net loss	$(0.7)	$(0.11)
Adjustments to reconcile net income:
Facility consolidation, net of tax	(0.8)	(0.13)
NON-GAAP net income	$0.1	$0.02

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392